UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT of 1934

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March 24, 2017
Dear Stockholder:
You are cordially invited to attend the 2017 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, to be held on Tuesday, May 2, 2017 at 10:00 a.m. local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland
The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person.
We look forward to seeing you at the meeting.

Sincerely,

MARK W. BRUGGER
President & Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY
3 Bethesda Metro Center
Suite 1500
Bethesda, MD 20814
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 2, 2017

The 2017 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Tuesday, May 2, 2017 at 10:00 a.m. local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, for the following purposes:

1.	To elect eight directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify;

2.	To consider and vote upon the approval of a non-binding advisory resolution on executive compensation;

3.	To consider and vote upon the approval of a non-binding advisory resolution on the frequency of holding a stockholder advisory vote on executive compensation;

4.	To consider and vote upon the ratification of the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company to serve for 2017; and

5.	To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.
You may vote if you were a stockholder of record as of the close of business on March 3, 2017. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. TENNIS
Corporate Secretary
March 24, 2017

PROXY STATEMENT

DiamondRock Hospitality Company
3 Bethesda Metro Center
Suite 1500
Bethesda, MD 20814
This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 24, 2017 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock” or the “Company”), for exercise at the 2017 annual meeting of our stockholders to be held on Tuesday, May 2, 2017 at 10:00 a.m. local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, and at any postponements or adjournments thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors nominated by our Board of Directors, a non-binding, advisory vote on executive compensation, a non-binding, advisory vote on the frequency of future stockholder advisory votes on executive compensation, the ratification of the appointment of KPMG LLP as our independent auditors for 2017 and any other matters that may properly come before the annual meeting for a vote.
Who is entitled to vote?
If our records show that you were a stockholder of record (i.e., a “registered stockholder”) as of the close of business on March 3, 2017, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter of record to be voted upon.
May I attend the meeting?
All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker, or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.
How do I vote?
Voting in Person at the Meeting
If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of common stock of record.
Voting by Proxy for Shares Registered Directly in Your Name
If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope provided.

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Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on May 1, 2017. When you call, please have your proxy card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on May 1, 2017. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to authorize a proxy to vote your shares by mail, mark, sign and date your proxy card and return in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal four) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal one), the non-binding, advisory resolution on executive compensation (proposal two) and the non-binding, advisory resolution on the frequency of future advisory votes on executive compensation (proposal three) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.
What constitutes a quorum?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 200,887,519 shares of common stock outstanding and entitled to vote at the annual meeting. Votes withheld for director nominees, abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
What is householding?
The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.
Will other matters be voted on at the meeting?
We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.
May I revoke or change my proxy instructions?
You may revoke or change your proxy at any time before it has been exercised by: (1) filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814; (2) authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy; or (3) appearing in person, revoking your proxy and voting by ballot at the annual meeting.
Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.
How can I access the proxy materials?
For your review, our 2016 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2016), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2016 annual report prior to voting.
Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2016 are available at http://www.drhc.com/annual_meeting.html.
How do I learn the results of the vote?
Voting results of the annual meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
Eight directors will be elected at our 2017 annual meeting of stockholders to serve until our 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify.
Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors. The nominees are Daniel J. Altobello, Mark W. Brugger, Timothy R. Chi, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray, William J. Shaw and Bruce D. Wardinski.
Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our bylaws.
Vote Required
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted for a nominee must exceed the number of shares voted against the nominee. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee's election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to our Board of Directors, and our Nominating and Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the recommendation or take other action.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD ARE GIVEN.
Information Regarding the Nominees and Executive Officers
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2017 annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 3, 2017. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.
Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten*	68	Chairman of our Board of Directors and Director
Mark W. Brugger	47	President, Chief Executive Officer and Director
Daniel J. Altobello*	76	Director
Timothy R. Chi*	40	Director
Maureen L. McAvey*	70	Director
Gilbert T. Ray*	72	Director
William J. Shaw*	71	Director
Bruce D. Wardinski*	56	Lead Director
Sean M. Mahoney	45	Executive Vice President, Chief Financial Officer and Treasurer
Thomas G. Healy**	49	Executive Vice President, Asset Management and Chief Operating Officer
Troy G. Furbay	49	Executive Vice President and Chief Investment Officer
William J. Tennis	62	Executive Vice President, General Counsel and Corporate Secretary

*	Independent Director
**	Mr. Thomas G. Healy joined the Company as Executive Vice President, Asset Management and Chief Operating Officer effective January 16, 2017.
The following is a summary of certain biographical information concerning our nominees and senior executive officers:
Nominees
William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was also our Chief Executive Officer from our formation in 2004 until his retirement in September 2008. He also serves on the Board of Directors of Cracker Barrel Old Country Store (NASDAQ: CBRL) and Marriott Vacations Worldwide Corporation (NYSE: VAC).
Mr. McCarten's prior work experience includes roles with the Marriott Corporation, or Marriott International, Inc., and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly-held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, he served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators and other key industry participants. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.
Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970. He served on the Advisory Board of the McIntire School from 1981 to 1996.
Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008 and is a member of our Board of Directors. Mr. Brugger was a co-founder of the Company having served as Executive Vice President, Chief Financial Officer and Treasurer prior to being promoted to Chief Executive Officer. He has received recognition for his work at DiamondRock, including being named to Forbes list of America's Most Powerful CEOs 40 and Under. Additionally, he was named a finalist for the E&Y Entrepreneur of the Year Award. Mr. Brugger also served as a member of the Board of Directors of Chambers Street Properties from 2013 to 2015, resigning shortly before it merged with another publicly-traded company. Mr. Brugger serves on Marriott's Owners' Council, is a member of the Real Estate Roundtable and Urban Land Institute, and serves on the Board of Directors of the American Hotel & Lodging Association.
Mr. Brugger's prior work experience includes several roles at Marriott International, Inc. from 2000 to 2004, including the Chief Executive Officer of their synthetic fuels company and Vice President of Project Finance. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Residential Properties, Inc. (formerly Coscan Washington, Inc.). Mr. Brugger received a Juris Doctorate cum laude from American University Washington College School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board

of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with over 20 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as several billion dollars of real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.
Daniel J. Altobello has been a member of our Board of Directors since July 2004. Mr. Altobello has been Chairman of Altobello Family LP since 1991. Mr. Altobello also served as chairman of the board of directors of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the Chairman, Chief Executive Officer and President of Caterair International Corporation. He currently serves on the board of directors of MESA Air Group, Arlington Asset Investment Corp, Mama Mancini Holdings, NorthStar Healthcare Income, Inc., a REIT, and NorthStar Real Estate Capital Income Funds. Our Board of Directors has determined that Mr. Altobello’s qualifications to serve on our Board of Directors include his experience as a CEO combined with his operational and corporate governance expertise.
Timothy R. Chi has been a member of our Board of Directors since June 2015. Mr. Chi is the co-founder and Chief Executive Officer of WeddingWire Inc., a leading global marketplace serving the wedding and events industry worldwide. Previously, Mr. Chi co-founded Blackboard Inc. in 1998 where he pioneered many of Blackboard's s product and strategic initiatives and played a critical role in the success of the company through its public offering in 2004. Mr. Chi holds a B.S. degree in Operations Research/Industrial Engineering from Cornell University and a Master’s of Science degree in Engineering Management from Tufts University. Our Board of Directors has determined that Mr. Chi's qualification to serve on our Board of Directors include his experience as a CEO of a major corporation, co-founder of Blackboard, Inc., and his depth of knowledge of social media and the tech industry.
Maureen L. McAvey has been a member of our Board of Directors since July 2004. Ms. McAvey was a Senior Resident Fellow for the Urban Land Institute, or ULI, in Washington, DC, where she worked in various positions from 2001 until her retirement in June 2016. ULI is a premier research and education organization within the real estate and land use industry. Ms. McAvey was a member of the board of trustees of ULI from 1995 to 2001. Prior to joining ULI, from 1998 to 2001, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly-traded company listed on the NYSE. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet-level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the City of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand. Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two masters degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University. Our Board of Directors has determined that Ms. McAvey’s qualification to serve on our Board of Directors include her extensive experience in the real estate industry in both the private and public sectors.
Gilbert T. Ray has been a member of our Board of Directors since July 2004. Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for 28 years and has extensive experience with conventional corporate and tax exempt transactions, as well as international finance. He served as counsel in connection with numerous securities offerings, acquisitions, dispositions and mergers. In addition, Mr. Ray is a member of the board of directors of DineEquity, Inc., a publicly-traded company listed on the NYSE, and formerly served as a member of the board of directors of three other publicly-traded companies. Our Board of Directors has determined that Mr. Ray’s qualifications to serve on our Board of Directors include (i) his years of extensive experience in the legal industry as an advisor, (ii) his valuable insights with respect to compensation and corporate governance matters that face our Board of Directors and the Company, and (iii) his perspective on board deliberations drawing from lessons learned from his experience serving on other boards.
William J. Shaw has been a member of our Board of Directors since October 2016. He has served as a director of Marriott Vacation Worldwide since July 2011 and as Chairman of the Board of Marriott Vacation Worldwide since November 2011. He served as Vice Chairman of Marriott International from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He held several other roles at Marriott International since joining Marriott in 1974. Mr. Shaw serves on the Board of Directors of Carlyle Group Management L.L.C., the general partner of The Carlyle Group, L.P. He also serves on the Board of Trustees of the University of Notre Dame and the Board of Trustees of Suburban Hospital. In the past five years, Mr. Shaw served as a director of Marriott International and also served on the Board of Trustees of three funds in the American Family of Mutual Funds.

Mr. Shaw brings to the Board extensive management experience with Marriott International, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer. Mr. Shaw also has experience as a board member of publicly-traded companies.
Bruce D. Wardinski has been a member of our Board of Directors since January 2013. Mr. Wardinski is the founder and Chief Executive Officer of Playa Hotels & Resorts, an owner of all-inclusive resorts located in Mexico and the Caribbean. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to BCC’s acquisition in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company (NYSE: HIH). He has also worked with Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer. Mr. Wardinski graduated with honors from the University of Virginia and earned an MBA in Finance from the Wharton School of Business at the University of Pennsylvania. He currently serves as Chairman of ServiceSource Foundation, a non-profit advocacy group representing people with disabilities, and serves on the boards of WolfTrap Foundation for the Performing Arts, George Mason University Foundation and James Madison University College of Business Board of Advisors. Our Board of Directors has determined that Mr. Wardinski’s qualification to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies.
Senior Executive Officers
Sean M. Mahoney is our Executive Vice President, Chief Financial Officer and Treasurer since September 2008. Previously, he served as our Senior Vice President, Chief Accounting Officer and Corporate Controller from his hiring in August 2004 until September 1, 2008. Prior to that, Mr. Mahoney served as a senior manager with Ernst & Young LLP in McLean, Virginia. During 2002 and 2003, Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG, LLP. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney received a B.S. from Syracuse University in 1993.
Thomas G. Healy is our Executive Vice President, Asset Management and Chief Operating Officer since January 2017. Previously, Mr. Healy worked at Strategic Hotels and Resorts since 2006 and most recently served as EVP/Co-Head of Asset Management, a role in which he had oversight responsibility for the asset management function for both owned assets and third-party contracts. Prior to Strategic Hotels and Resorts, Mr. Healy served in various corporate and property operational roles for Starwood Hotels & Resorts and Hyatt Hotels & Resorts. Mr. Healy is an alumnus of Johnson & Wales University where he earned a BS Hospitality Management. Mr. Healy also earned a Masters with Distinction (MSc) in Hospitality and Tourism Leadership from the University of Strathclyde Business School.
Troy G. Furbay is our Executive Vice President and Chief Investment Officer since April 2014. Previously, Mr. Furbay served as Chief Investment Officer at Loews Hotels & Resorts for four years. Prior to joining Loews, Mr. Furbay was Senior Vice President, Acquisitions and Development at Kimpton Hotels for nine years and prior to that he served in a variety of positions with hospitality companies. Mr. Furbay received a B.A. from the University of North Carolina at Wilmington in 1989 and an M.B.A. from Fordham University in 1995.
William J. Tennis is our Executive Vice President, General Counsel and Corporate Secretary since January 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and then as Senior Vice President responsible for the Global Asset Management Group. Prior to joining Marriott International, Inc., Mr. Tennis was an associate in law firms in New York. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. magna cum laude from Harvard College in 1976.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to create incentives for our named executive officers to maximize long-term stockholder value and also to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Vote Required; Effect of Vote
The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR ADOPTION OF THIS RESOLUTION UNLESS OTHERWISE INSTRUCTED.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON EXECUTIVE COMPENSATION
Proposal
In accordance with Section 14A of the Exchange Act, the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, regarding how frequently the Company will submit say-on-pay proposals to our stockholders in the future. Stockholders will be able to specify one of four choices for the proposal on the proxy card; every year, every two years, every three years or abstain.
Our Board of Directors believes that, of the three alternative frequencies, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable. Annual votes will provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company's proxy statements is compensation granted in or for the prior fiscal year. Additionally, out Compensation Committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by our Compensation Committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.
Please mark on the proxy card your preferred frequency by choosing the option of every year, two years or three years or mark “abstain” when you indicate your preference in response to the resolution set forth below.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the submission by the Company of a non-binding, advisory say-on-pay resolution pursuant to Section 14A of the Exchange Act every year, every two years, or every three years.”
Vote Required; Effect of Vote
In order for any of the three alternative frequencies set forth in the resolution above to be approved, it must receive a majority of the votes cast on this proposal. Because there are four choices, it is possible that none of the alternative frequencies will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to the frequency of say-on-pay proposals by choosing from among these three alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
This proposal is a non-binding, advisory resolution, and therefore will not have any binding legal effect on the Company or our Board of Directors. However, our Board of Directors will consider the results of the vote on this proposal in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO HOLD A SAY-ON-PAY VOTE EVERY YEAR.
HOWEVER, STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE RECOMMENDATION OF OUR BOARD OF DIRECTORS. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF INCLUDING THE SAY-ON-PAY RESOLUTION EVERY YEAR.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT AUDITORS
Proposal
Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Vote Required
The appointment of KPMG LLP as our independent auditor will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as DiamondRock’s independent auditor for 2017, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2017.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Our business is built on relationships — with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.
At the core of these commitments is the role of our Board of Directors in overseeing the management of our Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: a member with several decades of real estate experience; a leading corporate lawyer; the former chairman of a public lodging REIT and founder and chief executive officer of a private hotel investment company; the founder and the current chief executive officer of a major on-line events planning company; the former president and chief operating officer of Marriott International; a retired chief executive officer; our former Chief Executive Officer; and our current Chief Executive Officer.
We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:
Recent Developments

•
In February 2017, our Board approved an amendment to the Company’s Guidelines on Significant Governance Issues to require our Board of Directors to accept the resignation of a director who did not receive a majority of the votes cast in two consecutive elections of directors in uncontested elections.

•
In May 2016, following requisite stockholder approval, we amended our Charter to permit both directors and stockholders to have the right to amend the Company's bylaws. In addition, our Board of Directors also approved the Fourth Amended and Restated Bylaws so as to conform our existing Bylaws to the amendment to our Charter.

Board Structure

•	All of the members of our Board of Directors are elected annually;

•	All of the members of our Board of Directors, except for our President and Chief Executive Officer, are independent of the Company and its management;

•	All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management; and

•	The independent members of our Board of Directors, as well as each of our Committees, meet regularly without the presence of management.
Change of Control

•	We do not have a stockholder rights plan (i.e., “poison pill”); and

•
We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of at least a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the initial directors and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.

Stock Ownership Policies

•	We have adopted policies prohibiting the sale of our common stock by:

•
each non-executive member of our Board of Directors unless he or she owns a minimum amount of stock of the Company with a value of five times his or her annual fee for Board membership (excluding additional retainers for serving as non-executive Chairman, Lead Director or Committee Chair); and

•	our Chief Executive Officer and his four direct reports unless he or she owns stock of the Company with a value of four or three times his or her base salary, respectively.
Clawback Policy

•
We have adopted a policy pursuant to which the Company would seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later restated, and would have resulted in a lower incentive cash compensation award, where the executive engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated.

Hedging, Short Sales, and Pledging Policies

•	We have adopted policies pursuant to which members of our Board of Directors, each named executive officer and certain other executives are prohibited from:

•	selling any securities of the Company that are not owned at the time of the sale ("short sale");

•	purchasing or selling puts, calls or other derivative securities of the Company at any time; and

•	pledging Company securities as collateral for a loan unless our Compensation Committee has given prior approval.
Our Board of Directors and Its Committees
Board of Directors
We are managed under the direction of our Board of Directors. Our directors are: Daniel J. Altobello, Mark W. Brugger, Timothy R. Chi, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray, William J. Shaw and Bruce D. Wardinski. Mr. McCarten is the Chairman of our Board of Directors and Mr. Wardinski is our lead independent director. Each of our directors stands for election annually.
Director Independence
Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE Corporate Governance Rules, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and whether, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an officer of the Company;

•
the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member of the director was employed by a company when a present officer of the Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from the Company, other than director or committee fees or deferred compensation; or

•
the director was an employee, or an immediate family member was an executive officer, of a company that made payments to or received payments from the Company which exceeded the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.

In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates make substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.
Our Board of Directors has determined that each of Messrs. Altobello, Chi, Ray, Shaw and Wardinski and Ms. McAvey is an “independent” director under our independence standards and under the NYSE Corporate Governance Rules. These seven directors comprise a majority of our eight-member Board of Directors.
In addition, Mr. McCarten satisfies each of the objective independence criteria set forth above and under the NYSE Corporate Governance Rules, as determined by our Board of Directors. Mr. McCarten ceased to be a named executive officer of the Company effective January 1, 2010. Further, our Board of Directors considered certain other factors described above and determined that, among other things, Mr. McCarten does not spend more time than is customary advising the executive officers of the Company and that he has otherwise satisfied each of the additional criteria for establishing director independence. Therefore, the only member of our Board of Directors who is not independent under the NYSE Corporate Governance Rules and our independence standards is Mr. Brugger, President and Chief Executive Officer, who is an employee of the Company.
Meetings
Our Board of Directors met five times during 2016. Each of our directors attended at least 75% of the meetings of our Board of Directors, other than Mr. Shaw who became a Director in October 2016. We expect each of our directors to attend our annual meeting of stockholders in person unless doing so would be impracticable due to unavoidable conflicts. In 2016, all of our directors attended our annual meeting of stockholders, other than Mr. Shaw who was not then a Director.
Directors who qualify as being “non-management” within the meaning of the NYSE Corporate Governance Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Wardinski, the lead director of our Board of Directors.
Committees
Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Company” and subheading “Corporate Governance.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Our Board of Directors may from time to time establish special or standing committees to facilitate the management of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.
Audit Committee
Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function.
During 2016, our Audit Committee was comprised of six of our independent directors: Bruce D. Wardinski (Chairman), Daniel J. Altobello, Timothy R. Chi, Maureen L. McAvey, Gilbert T. Ray and William J. Shaw (effective October 1, 2016). Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors determined that each of Messrs. Altobello, Shaw and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Our Audit Committee met four times during 2016 and each of the members attended at least 75% of the meetings of the Audit Committee, other than Mr. Shaw who became a member of the Audit Committee in October 2016.
The Report of our Audit Committee is included in this proxy statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of business conduct and ethics, and periodically reviewing and recommending any changes to such guidelines and code.
During 2016, our Nominating and Corporate Governance Committee was comprised of six of our independent directors: Gilbert T. Ray (Chairman), Daniel J. Altobello, Timothy R. Chi, Maureen L. McAvey, William J. Shaw (effective October 1, 2016) and Bruce D. Wardinski. Our Nominating and Corporate Governance Committee met five times during 2016 and each of the members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee, other than Mr. Shaw who became a member of the Nominating and Corporate Governance Committee in October 2016.
Compensation Committee
Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation, (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors and (iii) is responsible for recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.
During 2016, our Compensation Committee was comprised of six of our independent directors: Daniel J. Altobello (Chairman), Maureen L. McAvey, Timothy R. Chi, Gilbert T. Ray, William J. Shaw (effective October 1, 2016) and Bruce D. Wardinski. Our Compensation Committee met five times during 2016 and each of the members (other than Mr. Shaw) attended at least 75% of the meetings of our Compensation Committee.
Pursuant to its charter, our Compensation Committee is authorized to retain any consultant, as well as approve the consultant's fees, scope of work and other terms of retention. In 2016, as in previous years, our Compensation Committee retained Frederic W. Cook & Co., Inc. ("FW Cook") as its consultant. FW Cook advises and consults with our Compensation Committee on compensation issues, compensation design, and keeps our Compensation Committee apprised of regulatory, legislative and accounting developments and competitive practices related to executive compensation. FW Cook assisted our Compensation Committee in the design, structure and implementation of the executive compensation program for 2016. FW Cook reports directly to our Compensation Committee, and a representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or its members outside of meetings. FW Cook does no other work for the Company.
In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, FW Cook addressed each of the six independence factors established by the SEC with our Compensation Committee. Their responses affirmed the independence of FW Cook on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of FW Cook does not raise any conflicts of interest or similar concerns.
The Report of our Compensation Committee is included in this proxy statement.

Consideration of Director Nominees
Stockholder Recommendations
Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2017 annual meeting. All stockholder recommendations for director candidates for election at our 2018 annual meeting must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:

•	the name and address of record of the stockholder;

•
a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•
a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•
the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in the Bylaws of the Company and described in the section titled “Stockholder Nominations of Directors.”
Board of Directors Membership Criteria
Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:

•	have the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.
In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:

•	a majority of our Board of Directors will be “independent” as defined by the NYSE Corporate Governance Rules;

•	each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and

•
at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Identifying and Evaluating Nominees
Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.
Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.
Criteria and Diversity
In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. We do not have a formal diversity policy. However, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees, which is not limited only to diversity. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced.
Board Leadership Structure
Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is in the best interests of the Company to combine or separate the roles of Chief Executive Officer and Chairman at a given point in time. Our Board of Directors believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals appointed to each position to focus on their primary role. Our Chief Executive Officer, Mr. Brugger, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the lead director, sets the agenda for meetings of the Board of Directors. In the future, our Board of Directors may determine that it would be in the best interests of the Company to combine the roles of Chairman and Chief Executive Officer.
Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “lead director” structure where one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Wardinski is our lead director. The lead director is the presiding director when our Board of Directors meets in executive session. In addition, our lead director’s duties include assisting our Board of Directors in assuring compliance with, and implementation of, our Corporate Governance Guidelines, coordinating the agenda for, and moderating sessions of, our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on certain issues.
The Board’s Role in Risk Oversight
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention. As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management.
Risk Considerations in our Compensation Program
Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity incentives. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term equity incentive compensation is provided through the use of full-value shares and awards based on relative stockholder return, which encourage our executives to maintain as well as increase stockholder value. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period relative to a lodging REIT peer group. Our clawback policy, stock ownership policies and anti-hedging policies further mitigate risk. We have not granted stock options for several years. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”
Communications with our Board of Directors
If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814. In addition, you may do so online at https://www.drhc.com/whistleblower.php. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).

Other Corporate Governance Matters
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our General Counsel, who is also our chief compliance officer.
Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.
A copy of the Code of Ethics is available on our website at https://www.drhc.com under the heading “Company” and subheading “Corporate Governance” and under the document entitled “Code of Business Conduct and Ethics.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at https://www.drhc.com under the heading “Company”, under the subheading “Corporate Governance” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Conflicts of Interest
Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chairperson of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.
Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•
the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.
Succession Policy
Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.

DIRECTOR COMPENSATION
The following chart summarizes the compensation earned by our non-employee directors in 2016. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William W. McCarten	180,000	85,000	—	265,000
(Chairman)
Bruce D. Wardinski	97,500	85,000	—	182,500
(Lead Director and Audit Committee Chairperson)
Daniel J. Altobello	95,000	85,000	6,294	186,294
(Director and Compensation Committee Chairperson)
Timothy R. Chi	80,000	85,000	—	165,000
(Director)
Maureen L. McAvey	80,000	85,000	—	165,000
(Director)
Gilbert T. Ray	90,000	85,000	8,890	183,890
(Director and Nominating and Governance Committee Chairperson)
William J. Shaw (4)	20,000	49,581	—	69,581
(Director)

(1)	Mr. Brugger is not included in this table because he was an employee of the Company in 2016 and thus received no separate compensation for service as a director.

(2)
The amounts set forth in this column represent the grant-date fair value of unrestricted stock awards to our non-employee directors. Each non-employee director, except Mr. Shaw, was granted 8,929 fully vested shares of common stock on May 11, 2016 except Directors who deferred the receipt of the annual unrestricted stock award. All such shares had a market value of $85,000 on the grant date, based on the closing price for shares of our common stock on the NYSE on such day. Mr. Shaw was granted 4,731 fully vested shares of common stock on November 14, 2016. All such shares had a market value of $49,581 on the grant date, based on the closing price of our common stock on the NYSE on such day. The fair market value of such shares was recognized as compensation expense on the grant date.

The non-employee directors are permitted to elect to defer the receipt of the annual unrestricted stock award. Those non-employee directors who elect to defer such awards were instead granted an award of deferred stock units. The deferred stock units will be settled in shares of stock in a lump sum six months after the director ceases to be a member of our Board of Directors. Mr. Ray elected to receive deferred stock units and Messrs. McCarten, Altobello, Chi, Shaw and Wardinski and Ms. McAvey elected to receive shares of common stock.

(3)	Reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts.

(4)	Mr. Shaw was appointed to our Board of Directors effective October 1, 2016.
Cash Compensation
We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of the same six independent directors in 2016 (except that Mr. Shaw became a member of the committees from and after October 1, 2016) and often a meeting might discuss matters involving the area of responsibility of more than one committee. In August of each year, our Compensation Committee reviews the compensation of our non-employee directors.
In 2016, our Compensation Committee engaged FW Cook to conduct a study of compensation paid to non-employee directors of comparable public companies. Based on this review, the annual cash retainer remained unchanged. The additional retainers for our Chairman and Committee Chairs were unchanged. The additional retainer for our lead director was increased from $10,000 to $20,000.
The following chart reflects the annual cash retainers paid to our non-employee directors in 2016.

Name	Annual Fee for Board Membership	Annual Fee for Committee Chairs & Lead Director	Total Cash Fees Paid
William W. McCarten	$80,000	$100,000	$180,000
(Chairman)
Bruce D. Wardinski (1)	$80,000	$17,500	$97,500
(Lead Director & Audit Committee Chairperson)
Daniel J. Altobello	$80,000	$15,000	$95,000
(Director and Compensation Committee Chairperson)
Timothy R. Chi	$80,000	$—	$80,000
(Director)
Maureen L. McAvey	$80,000	$—	$80,000
(Director)
Gilbert T. Ray	$80,000	$10,000	$90,000
(Director and Nominating and Governance Committee Chairperson)
William J. Shaw (2)	$20,000	$—	$20,000
(Director)

(1)
The additional annual retainer for our lead director is $20,000 and the additional annual retainer for our Audit Committee Chairperson is $15,000. Mr. Wardinski was appointed Lead Director and Audit Committee Chairperson at our 2016 annual meeting.

(2)	Mr. Shaw was appointed to our Board of Directors effective October 1, 2016.
Equity Compensation
As part of their regular annual compensation, each of our non-employee directors receives a grant of fully vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units and the deferred stock units will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors.
On May 11, 2016, we issued (i) 8,929 shares of common stock to each of those directors electing to receive the equity award and (ii) 8,929 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $85,000, based on the closing stock price for our common stock on such day. On November 14, 2016, we issued 4,731 shares of our common stock to Mr. Shaw, which had a value of $49,581 based on the closing stock price for our common stock on such day.
Expenses and Perquisites
We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.
In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our directors to visit our hotels and other hotels in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who stayed at the hotel or resort and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”
Stock Ownership Policy for Directors
Under our stock ownership policy, each of our non-employee directors has an ownership target which establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. If a non-employee director holds less than the ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, and except for shares that the director has purchased on the open market.
We count towards this minimum equity ownership policy owned shares and deferred stock units. The ownership target for a non-employee director is determined by multiplying the annual cash fee for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($11.42 per share for 2017). Each of our non-employee directors holds shares in excess of his or her 2017 ownership target, except that Messrs. Wardinski, Chi and Shaw, who were appointed to our Board of Directors in 2013, 2015 and 2016, respectively, have not had sufficient time to accumulate shares equal to the ownership target. Messrs. Wardinski, Chi and Shaw have not sold any shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Our “named executive officers” for 2016 were as follows:

Name	Title
Mark W. Brugger	President and Chief Executive Officer
Sean M. Mahoney	Executive Vice President, Chief Financial Officer and Treasurer
Robert D. Tanenbaum (1)	Former Executive Vice President and Chief Operating Officer
Troy G. Furbay	Executive Vice President and Chief Investment Officer
William J. Tennis	Executive Vice President, General Counsel and Secretary

(1)	Mr. Tanenbaum resigned from the Company effective September 22, 2016.
Our executive compensation program has been designed to meet the following objectives:

•	to be straightforward, transparent and market-based;

•	to create proper incentives for our executive team to achieve corporate and individual performance objectives and maximize long-term stockholder value; and

•	to comply with sound corporate governance practices.
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities, annual long-term equity incentive grants and limited perquisites.
Company Highlights
We believe our high-quality hotel portfolio is well positioned within top lodging markets in the U.S. In 2016, we continued to successfully execute on our strategic objectives, including an intense focus on asset management, capital allocation, and balance sheet management. We realized several significant accomplishments in 2016, including:

•	Achieved total stockholder return of 25.8%, which was higher than the Lodging REIT Index total stockholder return of 17.4%.

•	Implemented rigorous cost controls through asset management initiatives, which resulted in hotel expenses remaining approximately flat in 2016 compared to 2015.

•
Improved portfolio quality and increased investment capacity through the sale of three hotels for proceeds of approximately $275 million. The hotels sold were Orlando Airport Marriott Lakeside, Hilton Minneapolis and Hilton Garden Inn Chelsea/New York City.

•	Increased our borrowing capacity by amending our senior unsecured credit facility, increasing the capacity from $200 million to $300 million, while decreasing pricing and extending the maturity date.

•	Improved our debt maturity schedule by entering into a new five-year $100 million unsecured term loan and using a portion of the proceeds to repay a mortgage loan that matured in 2016.

•	Repurchased approximately $6.5 million of common stock at an average price of $8.92 per share, pursuant to our share repurchase program.

•	Invested approximately $103 million on repositioning and refurbishment of our hotels.

•	Ended 2016 with approximately $243 million of unrestricted corporate cash and 17 hotels unencumbered by mortgage debt.

2016 Compensation Overview
Highlighted below are the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose		Process/Highlights
Base Salary	•	Fixed compensation necessary to attract and retain executive talent.	•	Executive base salaries are reviewed in the fourth quarter each year.
	•	Based on competitive market, individual role, experience, performance and potential.	•	Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.
Annual Cash Incentive Compensation	•	Performance-based cash incentives that reward achievement of annual performance objectives.	•
In 2016, our AFFO per share was $1.10 resulting in a payout of 100% of target for this component. Factoring in the achievement of individual objectives, actual bonuses paid for 2016 performance ranged from 113% to 125% of the executive's target opportunity.

	•	Tied to Company's business plan and individual goals.
	•	Based 75% on Adjusted Funds From Operations (AFFO) per share and 25% on individual objectives.
			•	Refer to the subsection entitled "Cash Incentive Compensation Program" under the discussion of "Compensation Elements" for more detail.
Long-Term Equity Incentive Compensation	•	Aligns executive compensation with total stockholder return and hotel market share improvement over multi-year performance and vesting periods.	•	Grants are made in the first quarter each year.
	•	Promotes retention of key talent.	•
Grants made in 2016 were 50% in performance stock units (PSUs) and 50% in restricted stock that vest over three years. PSUs may be earned from 0% to 150% of a target number of PSUs. 75% of the PSUs are based on our total stockholder return relative to a peer group over a three-year performance period and 25% of the PSUs are based on achieving improvement in the market share of our hotels over a three-year performance period. Refer to the subsection entitled "Long-Term Equity Incentive Compensation Program" under the discussion of "Compensation Elements" for more detail.

	•	50% of long-term equity incentives vest subject to pre-established multi-year performance objectives.
Benefits and Limited Perquisites	•	Designed to attract and retain high-performing employees.	•	All employee plans are reviewed annually.
	•	Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.
•
Named executive officers participate in the same benefits plans as all other employees, with the exception of a deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect for the deferred compensation plan.

	•	As a member of our Board of Directors, Mr. Brugger is entitled to annual reimbursement of up to $10,000 for certain hotel stays, which he has never used.

Target Direct Compensation Mix

The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of restricted stock (RS) and PSUs) for our Chief Executive Officer and the average of our other named executive officers in 2016.

*	Other NEOs include Messrs. Furbay, Mahoney and Tennis.

Compensation Best Practices
Our executive compensation program incorporates the following best practices:

•	Our executives’ total compensation opportunity is primarily based on performance, awarded through our annual and long-term incentive compensation programs.

•	No guarantees of minimum cash incentive payments are provided.

•	Our Chief Executive Officer receives approximately 60% and other named executive officers receive approximately half of total compensation in the form of long-term equity incentives.

•	One half of the long-term equity incentives are performance-based.

•	No dividends are paid on unvested stock awards unless and until the awards actually vest.

•	Any change in control payments under severance agreements are subject to a "double-trigger."

•	Named executive officers are required to accumulate and hold a meaningful amount of stock.

•
No perquisites are provided to named executive officers that are not otherwise provided to all employees, except for Mr. Brugger in his capacity as a member of our Board of Directors and as a participant in our deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect under our deferred compensation plan.

•	Our Compensation Committee retains and meets regularly with an independent compensation consultant who advises on executive and director compensation.

•	Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	Clawback policy is in effect to recover amounts inappropriately paid in the event of a restatement of our financial statements.

•	Anti-hedging policy is in effect to prohibit short sales and the purchase or sale of puts, calls or other derivative securities of the Company.

•	Pledging of Company securities is prohibited unless our Compensation Committee gives prior approval.

•	Our programs are designed to be financially efficient from tax, accounting, cash flow and share dilution perspectives.
Compensation Committee Procedures, Compensation Consultant, Input of Named Executive Officers on Compensation and Stockholder Advisory Resolution
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. Our Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.
In determining executive compensation for 2016, our Compensation Committee considered the overwhelming stockholder support for the “say-on-pay” proposal received at the 2015 annual meeting of stockholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future. Further, at the 2016 annual meeting of stockholders, stockholders again overwhelmingly endorsed the Company's executive compensation by voting 91% in favor of such compensation.
Independent Consultant
FW Cook advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FW Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. FW Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. As part of the process of assessing the effectiveness of the Company’s compensation programs, FW Cook receives input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.
Annual Process
In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the prior year, including an estimate of the incentive plan compensation for the current year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee, at this meeting, also reviews appropriate compensation studies and surveys. After the review, our Compensation Committee finalizes and approves the design of the compensation plan for the upcoming year.
Our Compensation Committee engages FW Cook to provide a benchmarking study of executive officer compensation compared to similarly situated REITs, or what we call "competitive sets." Following the review of the study and considering the skill level of each executive, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.
Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.
We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Use of Competitive Sets
Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs. In prior years, we also evaluated our compensation relative to a secondary competitive set of similarly-sized, self-managed, non-lodging REITs. While the compensation practices of the non-lodging REIT competitive set was reviewed for reference, our Compensation Committee focuses predominantly on the lodging REIT competitive set when making compensation decisions. As we target our total compensation to be at or close to the median of our competitive sets, we seek to ensure that at least approximately half of the target compensation opportunity provided to our executives is in the form of equity; as a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive sets. We generally attempt to pay base salaries at levels competitive with that of our competitive sets.
In 2015, FW Cook conducted a competitive analysis of executive compensation levels against our competitive sets to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives for 2016. The primary competitive set was comprised of ten lodging-focused, self-managed REITs. We typically review the executive compensation practices at Host Hotels & Resorts, Inc. (NYSE: HST), but we exclude this information from our competitive set as HST is substantially larger than us. The secondary competitive set was comprised of ten similarly-sized, self-managed, non-lodging REITs, which invest in a variety of assets, including office, apartment and retail properties. The REITs in each competitive set for the 2015 analysis were:

Lodging REIT Competitive Set
Company	Ticker Symbol
Ashford Hospitality Trust	AHT
Chesapeake Lodging Trust	CHSP
Felcor Lodging Trust	FCH
LaSalle Hotel Properties	LHO
Pebblebrook Hotel Trust	PEB
RLJ Lodging Trust	RLJ
Ryman Hospitality Properties, Inc.	RHP
Strategic Hotels and Resorts, Inc.	BEE
Sunstone Hotel Investors, Inc.	SHO
Xenia Hotels & Resorts, Inc.	XHR

Non-Lodging REIT Competitive Set
Company	Ticker Symbol
Brandywine Realty Trust	BDN
Corporate Office Properties Trust	OFC
DCT Industrial	DCT
East Group Properties, Inc.	EGP
EPR Properties	EPR
Equity One, Inc.	EQY
First Industrial Realty Trust	FR
Healthcare Trust of America, Inc.	HTA
Medical Properties Trust	MPW
Sun Communities, Inc.	SUI

In 2016, FW Cook reviewed our competitive sets and advised our Compensation Committee to expand the lodging REIT competitive set to include certain limited-service hotel REITs of similar size. FW Cook recommended and our Compensation Committee approved the following changes to the lodging REIT competitive set: Strategic Hotels & Resorts was removed since it was acquired by Blackstone in 2016 and Hersha Hospitality and Summit Hotels and Resorts were added. After these changes, DiamondRock was positioned near the median in terms of market capitalization. Therefore, FW Cook did not see a need to use a secondary non-lodging size-based competitive set for the 2016 analysis. Using the lodging REIT competitive set, FW Cook conducted a competitive analysis of executive compensation practices to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives and our incentive program design for 2017.

Our executives’ target compensation for 2016 compared to the most recently disclosed (as of the fourth quarter of 2016) target compensation of executives in the revised lodging REIT competitive set is as follows:

Lodging REIT Competitive Set
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Target Compensation
Mr. Brugger	Chief Executive Officer	5 of 12	10 of 12	7 of 12	7 of 12
Mr. Mahoney	Chief Financial Officer	9 of 12	9 of 12	8 of 12	9 of 12
Mr. Furbay	Chief Investment Officer (1)	3 of 6	4 of 6	3 of 6	3 of 6
Mr. Tennis	General Counsel (1)	3 of 6	5 of 6	3 of 6	3 of 6

(1)	Certain of the companies included in the lodging REIT competitive set do not publicly report compensation for a Chief Investment Officer or General Counsel.
The table above reflects our relative ranking in target compensation for 2016 versus the most recently disclosed peer group data at the time of the 2016 analysis. Actual compensation may be above or below these targets, based on actual performance. Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance, both on an absolute basis and, with respect to the PSUs, relative to the peer group.
Compensation Elements
Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:

1.	base salary;

2.	cash incentive compensation program;

3.	long-term incentive compensation; and

4.	benefits and limited perquisites.

1.	Base Salary
We review our executives’ base salaries annually in the fourth quarter of each calendar year.
Our primary compensation philosophy is to target our total compensation to be at or close to the median of our competitive sets and to ensure that at least approximately half of the target compensation opportunity for our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to executives of the companies in our competitive sets, with a primary focus on the lodging REIT competitive set. During our annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive sets. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive sets.
The base salaries for 2017, 2016 and 2015 are as follows:

Name	2017	2016	2015
Mark W. Brugger	$765,000	$765,000	$765,000
Sean M. Mahoney	$450,000	$424,000	$412,000
Robert D. Tanenbaum(1)	$—	$424,000	$412,000
Thomas G. Healy(2)	$450,000	$—	$—
Troy G. Furbay	$426,000	$414,000	$402,000
William J. Tennis	$383,000	$372,000	$361,000

(1)	Mr. Tanenbaum resigned from the Company effective September 22, 2016.

(2)	Mr. Thomas G. Healy joined the Company as Executive Vice President, Asset Management and Chief Operating Officer effective January 16, 2017.

For the calendar year 2016, our Compensation Committee determined that Mr. Brugger's base salary would not change as it is close to the median of the lodging REIT competitive set. In addition, our Compensation Committee determined it was appropriate to increase the base salaries of Messrs. Mahoney, Tanenbaum, Furbay and Tennis by approximately 3% based on the median base salary among the competitive sets. The base salary increase for these executive officers was also consistent with the base salary increases for all other employees of the Company.
For the calendar year 2017, our Compensation Committee determined that Mr. Brugger's base salary would not increase as it was competitive with the median of the lodging REIT competitive set. The Compensation Committee considered Mr. Mahoney’s experience as Chief Financial Officer and his long tenure among all CFOs in the lodging REIT competitive set, and increased Mr. Mahoney’s base salary to $450,000. In addition, our Compensation Committee determined it was appropriate to again increase the base salaries of Messrs. Furbay and Tennis by approximately 3% based on the median base salary of the lodging REIT competitive sets. The base salary increase for these executive officers is also consistent with the base salary increases for all other employees of the Company. Our Compensation Committee determined the base salary for Mr. Healy for 2017 based on both the median base salary among Chief Operating Officers in the competitive sets and a level sufficient to attract Mr. Healy to accept the position with the Company. The respective base salaries for all of our named executive officers are in the median range of the lodging REIT competitive set.

2.	Cash Incentive Compensation Program
We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year. To date, no cash incentive compensation has been paid to our executives other than in accordance with this program.
The performance measures and weightings established by our Compensation Committee for 2016 under our cash incentive compensation program are set forth below.

Components of Cash Incentive Compensation Program	Weighting
Adjusted Funds From Operations per share (AFFO per share) (1)	75%
Achievement of certain individual performance objectives	25%

(1)
We compute the AFFO component of the cash incentive program by adjusting Funds From Operations (or FFO), which we calculate in accordance with the standards established by NAREIT, for certain non-cash items. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2016. In addition, the AFFO per share target excludes the income tax provision and corporate bonus expense.

In prior years, the AFFO per share component was weighted 70%, hotel market share performance was weighted 5% and the individual performance component was weighted 25%. Our Compensation Committee eliminated the hotel market share component from the cash incentive program and began using hotel market share as a measure in the Performance Stock Unit portion of the long-term incentive program. Our Compensation Committee made this change to incorporate an operational metric into the long-term incentive compensation program, and determined that hotel market share improvement was more appropriately measured over a multi-year period than over a single year. The weighting of the AFFO per share component was increased from 70% to 75%.
AFFO Per Share
The AFFO component of our cash incentive compensation program is determined by calculating how well the Company performed against the AFFO target, which is based on the annual budget approved by our Board of Directors. The following table illustrates the threshold, target, and maximum AFFO per share objectives for the 2016 cash incentive program.

Performance Level	AFFO/Share		Cash Incentive Payout (as % of Target)
<Threshold	<	$0.99	0%
Threshold		$0.99	50%
Target		$1.10	100%
Maximum	≥	$1.21	200%

For performance that falls between threshold and the target or between the target and maximum, bonuses are calculated based on a linear interpolation for achievement in between each of those performance levels, with the maximum that a named executive officer could earn being 200% of the target. In 2016, the senior executives earned 100% of target under this component based on AFFO per share of $1.10.
Individual Performance Objectives
Twenty-five percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities.
The executive officers shared several common objectives in 2016, as follows:

Objective	Result
Achieve 2016 budgeted Adjusted EBITDA of $263.8 million and hotel margin contraction of not more than 10 basis points.	Adjusted EBITDA of $258.9 million and total margin expansion of 15 basis points.
Address the Courtyard Fifth Avenue mortgage loan maturity in 2016.	Repaid the mortgage loan in May 2016.
Increase the size of the Company's credit facility and improve covenant flexibility and create balance sheet capacity for potential share repurchases.
We amended the credit facility to increase the capacity from $200 million to $300 million, decreased pricing and improved covenant flexibility. In addition, we entered into a new five-year $100 million term loan.

Pursue disposition of non-core hotels.	Sold three non-core hotels for total gross proceeds of approximately $275 million.
If the Company's cost of capital decreases to certain levels determined by our Board of Directors, undertake limited stock repurchases and invest in existing portfolio.	As a result of the Company's cost of capital decreasing for a short period during 2016, we repurchased $6.5 million of common stock. We invested approximately $103 million in our hotels during 2016.
Successfully execute the following planned renovations:
Chicago Marriott - Phase II and fitness center	Completed in March 2016.
The Gwen Chicago - Lobby renovation	Completed in May 2016.
Renaissance Worthington - Guestroom renovation	Completed in January 2017.
Vail Marriott - Guestroom renovation	Planning commenced in 2016, but timing has not yet been determined.
The other objectives were personal to each executive officer and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan. A summary of each executive’s objectives is as follows:

•
Mr. Brugger’s objectives primarily involved providing leadership in achieving the Company’s 2016 objectives, implementing the strategic plan for the Company for 2016 in a manner that maximized stockholder value, establishing clear objectives for senior management to align the individual and Company objectives, ensuring the right resources are in place to accomplish the Company's top priorities, focusing the asset management team on maximizing operational results at our hotels, establishing priorities for capital expenditures and putting in place resources and analysis to develop plans to complete capital projects, and developing an investor relations plan to articulate and convey the Company's strategy to investors.

•
Mr. Mahoney’s objectives primarily involved securing an expanded line of credit and new term loan, refinancing a maturing loan, leading the development of the capital expenditure function, providing critical evaluation of potential acquisition targets, focusing on investor relations and communicating the Company’s strategy to investors. In addition, Mr. Mahoney was given the responsibility to oversee a portion of the Company’s Asset Management function on an interim basis.

•
Mr. Furbay’s objectives primarily involved developing and executing on a disposition strategy for the Company’s non-core hotels, participating in the evaluation of possible strategic acquisitions or mergers, leading the strategy for repositioning several of the Company’s hotels and leading the Company’s capital expenditure program. In addition, Mr. Furbay was given the responsibility to oversee a portion of the Company’s Asset Management function on an interim basis.

•
Mr. Tennis' objectives primarily involved partnering with the COO, CFO and CIO on hotel dispositions, financings, share repurchases, implementation of the capital expenditure program at specific hotels, legal proceedings and critical labor matters, enhancing the level of communication on various matters among the executive officers as well as other associates, participate with American Hotel & Lodging Association and other hotel owners in developing strategy to deal with competition from short-term rental companies, the fees payable to online travel agencies and labor matters, and providing guidance on corporate governance issues.

Our Compensation Committee requested that each of the executives prepare a report summarizing individual achievements relative to individual business objectives, and our Compensation Committee asked our Chief Executive Officer to provide his assessment of each officer. In addition, the Chairman of the Board interviewed each executive officer and board member to prepare an assessment of the performance of our Chief Executive Officer which assessment was delivered to our Board of Directors. Following the review of the reports and a detailed discussion with our Chief Executive Officer regarding each of the other officers, our Compensation Committee concluded that each of the executives substantially completed their respective individual objectives.  Our Compensation Committee reviewed each of Mr. Brugger’s objectives and determined that he achieved 89% of his individual objectives.  Both Mr. Mahoney and Mr. Furbay achieved their respective individual objectives. Additionally, they each took on the role of Co-Head of Asset Management for four months following the resignation of Mr. Tanenbaum. Accordingly, both of them were awarded maximum on the individual objective component of their 2016 cash incentive plan. Mr. Tennis achieved substantially all of his objectives and was awarded mid-way between target and maximum on the individual objective component of the cash incentive plan.  In general, these awards were also reflective of the 25.8% total shareholder return achieved by the Company in 2016.

The annual incentive opportunity ranges for 2016 and the actual cash incentive compensation earned and paid for 2016 performance as a percentage of base salary were as follows:

	2016 Cash Incentive Opportunity			2016 Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Base Salary	$ Value
Mark W. Brugger	60%	120%	240%	143%	$1,097,010
Sean M. Mahoney	40%	80%	160%	100%	$424,000
Troy G. Furbay	40%	80%	160%	100%	$414,000
William J. Tennis	40%	80%	160%	90%	$334,800

3.	Long-Term Incentive Compensation
Generally, we target providing at least approximately half of each executive’s target compensation opportunity in the form of long-term equity incentives. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive sets. On this basis, our Compensation Committee determined that Mr. Brugger's long-term equity incentive award should be approximately 60% of his total compensation in order to further align his compensation with the total stockholder return of the Company.
We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow shareholder value, including through maintenance and growth of our dividend. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants. We generally grant equity awards annually in February.
Types of Awards
We grant an annual award to each executive officer that consists of 50% restricted stock and 50% performance stock units, or PSUs. Each of these types of awards is described in more detail below.
Restricted Stock
We grant restricted stock to align the interests of our executive officers with those of our stockholders and to help retain the services of our executives through multi-year vesting schedules. Our restricted stock awards generally vest in three equal annual installments from the date of grant. All dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest.
Performance Stock Units
PSUs entitle each executive officer to earn shares of common stock subject to the achievement of certain performance targets. For PSUs granted in 2014 and 2015 and vesting in 2017 and 2018, respectively, the sole performance measure was total stockholder return relative to the total stockholder return of a peer group over a three-year performance period. For PSUs granted in 2016 and vesting in 2019, seventy-five percent (75%) of the PSUs will be based on three-year relative stockholder return and the remaining twenty-five percent (25%) will be earned based on achieving improvement in the market share for each of the Company's hotels over the three-year performance period. Our Compensation Committee made this change to incorporate an operational metric into the long-term incentive compensation program, and determined that hotel market share improvement was more appropriately measured over a multi-year period than over a single year.
Each executive officer is granted a target number of PSUs. The actual number of PSUs earned will range from zero to 150% of the target number of PSUs. Earned shares, if any, vest at the end of the three-year performance period. Dividends are not paid currently on the common stock underlying the PSUs; instead, the dividends are treated as “re-invested” and are only earned to the extent the underlying PSU is also earned. PSUs are settled at the end of the three-year performance period by the issuance of a share of common stock for every PSU earned.
The total stockholder return PSUs are based on the Company's percentile rank relative to a peer group at the end of the three-year performance period. The peer group is the same as the lodging REIT competitive set referred to above, with the addition of Host Hotels & Resorts. The number of PSUs earned is calculated in accordance with the following:

DRH Relative TSR Percentage Rank*	Percent of Target PSUs Earned
< 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
> or Equal to 75th Percentile	150%

*	The number of PSUs earned is linearly interpolated for performance between the 30th and 50th percentile and for performance between the 50th and 75th percentile.
The hotel market share PSUs are based on improvement in market share for each of the Company's hotels during the three-year performance period. The number of PSUs earned is calculated in accordance with the following:

Percentage of Hotels with Market Share Improvement*	Percent of Target PSUs Earned
< 30%	0%
30%	50%
50%	100%
> or Equal 75%	150%

*	The number of PSUs earned is linearly interpolated for performance between 30% and 50% and for performance between 50% and 75%.
Our Compensation Committee has evaluated several long-term incentive alternatives over the years to determine a mix that best supports our objectives and is effective for us, given our REIT structure. Our Compensation Committee believes that the PSU program, as currently designed, aligns our interests with those of stockholders because it calibrates earned compensation to our performance, measured both on an absolute basis and relative to our peers, which are investment alternatives for our stockholders.
Our Compensation Committee believes that our long-term incentive program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. No PSUs were earned from the grant made in 2014, reflecting the Company's total stockholder return below the 30th percentile of the peer group for the three year period ending on December 31, 2016. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based

Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value. The chart below illustrates the earned value compared to the grant-date fair value for PSUs issued:

Name	Grant Year	Target Grant- Date Value	Earned Value
			$ Amount	% of Target
Mark W. Brugger	2013	$1,200,000	$1,112,696	92.7%
	2014	$1,200,000	$0	0.0%
	2015*	$1,375,000	$1,103,438	80.3%
Sean M. Mahoney	2013	$400,000	$370,899	92.7%
	2014	$400,000	$0	0.0%
	2015*	$450,000	$361,125	80.3%
Troy G. Furbay	2013	$—	$—	—%
	2014	$300,000	$0	0.0%
	2015*	$212,500	$170,531	80.3%
William J. Tennis	2013	$275,000	$254,994	92.7%
	2014	$275,000	$0	0.0%
	2015*	$275,000	$220,688	80.3%
3-Year Average Payout:				57.7%

*	The performance period for the 2015 PSUs ends on December 31, 2017. The earned value represents the current tracking of these awards as of December 31, 2016.

4.	Perquisites and other benefits
We have never had a pension plan and we have very limited perquisites. Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Internal Revenue Code (the “Code”). All of our employees, including our named executive officers, benefit from the same company matching formula. In addition, subject to certain limitations, Mr. Brugger, as a member of our Board of Directors, is entitled to annual reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels, however Mr. Brugger has never used this benefit.
We also have a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer up to 100% of their cash and equity compensation. The amounts deferred are not included in the participant's current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be "above market." We do not provide any matching contribution to any participant, although the plan does permit such contributions.
Severance Agreements
We have entered into severance agreements with each of our named executive officers. In structuring these agreements, our Compensation Committee reviewed the severance agreements and policies as well as the employment contracts for the eight largest lodging self-managed REITs that were then currently SEC reporting companies. In addition, FW Cook reviewed the proposed components of the severance agreements on behalf of our Compensation Committee and provided advice on current market practices and emerging best practices regarding severance agreements. Our Compensation Committee also engaged its own legal counsel to represent the Company in the negotiation of the form of severance agreements with management.

The severance agreements provide each named executive officer with certain severance benefits if his employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Senior Executive Compensation Summary below.
Discussion of Certain Compensation Policies
Stock Ownership Policy for Senior Executives
We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is similar to the stock ownership policy for our non-executive directors.
Under our stock ownership policy, an ownership target is set for each of our named executive officers. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of equity compensation awards, and except for shares which the executive has purchased on the open market.
We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined by calculating a multiple (4 in the case of the Chief Executive Officer and 3 in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($11.42 per share for 2017). Messrs. Brugger, Mahoney and Tennis each hold shares in excess of their respective ownership target. Mr. Healy and Mr. Furbay, who have not sold any shares, each holds shares below the ownership target because he has not had sufficient time to accumulate shares equal to his respective ownership target.
Clawback Policy
Our Board of Directors has adopted a policy that, in the event of a restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the named executive officers on the basis of having met or exceeded specific performance targets for performance periods. If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the policy of our Board of Directors to seek to recoup, for the benefit of the Company, the portion of the excess cash incentive program compensation that was received by any individual executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable.
Hedging, Short Sales, and Pledging Policies
Our board of directors has adopted policies pursuant to which members of the Board of Directors, each named executive officer and certain other executives are prohibited from selling any securities of the Company that are not owned at the time of the sale ("short sale"); purchasing or selling puts, calls or other derivative securities of the Company at any time; and pledging Company securities as collateral for a loan unless the Compensation Committee has given approval.
Tax Deductibility of Executive Compensation
Section 162(m) of the Code limits the deductibility on DiamondRock’s tax return of compensation over $1 million to certain of our corporate officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Because DiamondRock is a real estate investment trust that generally does not pay corporate income taxes, the loss of deductibility of compensation does not have a significant adverse impact on us. In 2016, $1.9 million was not deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION
The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of the Proxy Statement for the fiscal year ended December 31, 2016.
The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of the Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of the Proxy Statement.
We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Proxy Statement.

Submitted by the Compensation Committee

Daniel J. Altobello, Chairman
Timothy R. Chi
Maureen L. McAvey
Gilbert T. Ray
William J. Shaw
Bruce D. Wardinski

EXECUTIVE OFFICER COMPENSATION SUMMARY

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to the Company.

With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)(4)	Total ($)
Mark W. Brugger	2016	765,000	2,750,000	1,097,010	35,186	4,647,196
President and Chief Executive Officer	2015	765,000	2,750,000	1,206,660	34,606	4,756,266
	2014	725,000	2,400,000	1,390,260	35,345	4,550,605
Sean M. Mahoney	2016	424,000	900,000	424,000	35,186	1,783,186
Executive Vice President and Chief Financial Officer	2015	412,000	900,000	433,241	34,606	1,779,847
	2014	400,000	800,000	511,360	35,345	1,746,705
Robert D. Tanenbaum	2016	308,487	1,075,000	—	27,349	1,410,836
Former Executive Vice President and Chief Operating Officer(1)	2015	412,000	675,000	433,241	32,882	1,553,123
	2014	400,000	600,000	511,360	33,555	1,544,915
Troy G. Furbay	2016	414,000	825,000	414,000	33,306	1,686,306
Executive Vice President and Chief Investment Officer (2)	2015	402,000	425,000	422,725	32,882	1,282,607
	2014	283,750	600,000	346,954	26,317	1,257,021
William J. Tennis	2016	372,000	550,000	334,800	33,306	1,290,106
Executive Vice President and General Counsel	2015	361,000	550,000	379,612	32,882	1,323,494
	2014	350,000	550,000	447,440	33,555	1,380,995

(1)
Mr. Tanenbaum resigned from the Company effective September 22, 2016. In connection with Mr. Tanenbaum's resignation, he forfeited the stock awards granted to him in 2016, including PSUs as described below, and the unvested portion of the stock awards granted to him in 2014 and 2015.

(2)	Mr. Furbay's employment with the Company commenced on April 9, 2014 and he was appointed Chief Investment Officer on May 6, 2014.

(3)
The amounts reported under this column include time-based restricted stock awards and performance-based stock awards (PSUs), which are described above under the heading "3. Long-Term Incentive Compensation." The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016. The table above shows the grant date fair value of the PSUs based on probable outcome. The value of the PSUs is dependent on the Company's performance over a three-year period and there is no assurance that the awards will be earned. The maximum dollar value of the PSUs granted in 2016 are as follows: Mr. Brugger - $2,062,500, Mr. Mahoney - $675,000, Mr. Furbay - $318,750 and Mr. Tennis - $412,500. If Mr. Tanenbaum had not resigned from the Company, the maximum dollar value of the PSUs granted in 2016 would have been $506,250.

(4)
All other compensation represents the employer 401(k) match, health insurance premiums, life insurance premiums and reimbursement of certain compensatory payments to our executive officers and, for Mr. Brugger who is also a director, reimbursement for lodging, meals and certain other expenses at hotels either owned by us or other hotels. The following chart sets forth the perquisites and all other benefits received by our executive officers during 2016. The components of all other compensation for 2014 and 2015 for each of the executives were reported in our 2015 and 2016 proxy statements, respectively.

	Perquisites	Other Benefits
Name	Hotel Reimbursement	401-K Employer Match	Medical and Dental Insurance Premiums	Life Insurance Premiums
Mark W. Brugger	$—	$10,600	$24,190	$396
Sean M. Mahoney	n/a	$10,600	$24,190	$396
Robert D. Tanenbaum	n/a	$10,600	$16,353	$396
Troy G. Furbay	n/a	$10,600	$22,310	$396
William J. Tennis	n/a	$10,600	$22,310	$396

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based incentive awards granted in 2016 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Brugger		459,000	918,000	1,836,000	—	—	—	—	—
	2/27/2016	—	—	—	—	—	—	154,321	1,375,000
	2/27/2016	—	—	—	80,528	161,056	241,584	—	1,375,000
Sean M. Mahoney		169,600	339,200	678,400	—	—	—	—	—
	2/27/2016	—	—	—	—	—	—	50,505	450,000
	2/27/2016	—	—	—	26,355	52,709	79,064	—	450,000
Robert D. Tanenbaum(5)		169,600	339,200	678,400	—	—	—	—	—
	2/27/2016	—	—	—	—	—	—	82,772	737,500
	2/27/2016	—	—	—	19,766	39,532	59,298	—	337,500
Troy G. Furbay		165,600	331,200	662,400	—	—	—	—	—
	2/27/2016	—	—	—	—	—	—	68,743	612,500
	2/27/2016	—	—	—	12,445	24,890	37,335	—	212,500
William J. Tennis		148,800	297,600	595,200	—	—	—	—	—
	2/27/2016	—	—	—	—	—	—	30,864	275,000
	2/27/2016	—	—	—	16,106	32,211	48,317	—	275,000

(1)
At a compensation committee meeting held on February 16, 2017, we awarded each of our named executive officers, pursuant to the 2016 cash incentive compensation program, the following amounts: Mr. Brugger — $1,097,010; Mr. Mahoney — $424,000; Mr. Furbay — $414,000 and Mr. Tennis — $334,800. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	Represents PSU awards. See “3. Long-Term Incentive Compensation” above for a description of the PSU awards.

(3)
Represents restricted stock awards, which vest in three annual installments beginning February 27, 2017. A portion of the restricted stock award for Mr. Furbay vests in four annual installments beginning February 27, 2017.

(4)	Represents the grant date fair value of the PSU awards as determined in accordance with FASB ASC Topic 718.

(5)
Mr. Tanenbaum resigned from the Company effective September 22, 2016. In connection with Mr. Tanenbaum's resignation, he forfeited any cash incentive compensation and stock awards granted to him in 2016, as well as the unvested portion of stock awards granted to him in 2014 and 2015.

Outstanding Equity Awards

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2016. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2016 with respect to its long-term equity incentive plan awards.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Excercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Mark W. Brugger	—	—	—		249,808	2,880,286	326,562	3,765,260
Sean M. Mahoney	20,770	—	12.59	3/4/2018	81,949	944,872	106,875	1,232,269
Robert D. Tanenbaum(1)	—	—	—		—	—	—	—
Troy G. Furbay	—	—	—		91,217	1,051,732	50,469	581,908
William J. Tennis	—	—	—		50,899	586,865	65,311	753,036

(1)
Mr. Tanenbaum resigned from the Company effective September 22, 2016. In connection with Mr. Tanenbaum's resignation, he forfeited any cash incentive compensation and stock awards granted to him in 2016, as well as the unvested portion of stock awards granted to him in 2014 and 2015.

(2)	Represents Stock Appreciation Rights issued in 2008, which are fully vested and expire in 2018.

(3)	Based on the closing price of our common stock on December 30, 2016, which was $11.53.

(4)
Represents PSU awards, which are described at “3. Long-Term Incentive Compensation” above. The number of units assumes the performance period ended on December 31, 2016 and the executive earned 0% of target for the 2014 PSU awards, 80.3% of target for the 2015 PSU awards, and 136.0% of target for the 2016 PSU awards.

(5)The restricted stock awards vest on the following schedule:

Name	Date of Grant	Number of Shares Remaining to Vest	Vesting Date
Mark W. Brugger	March 3, 2014	32,181 shares	February 27, 2017
	February 27, 2015	31,653 shares	February 27, 2017
	February 27, 2015	31,653 shares	February 27, 2018
	February 26, 2016	51,440 shares	February 27, 2017
	February 26, 2016	51,440 shares	February 27, 2018
	February 26, 2016	51,441 shares	February 27, 2019
Sean M. Mahoney	March 3, 2014	10,726 shares	February 27, 2017
	February 27, 2015	10,359 shares	February 27, 2017
	February 27, 2015	10,359 shares	February 27, 2018
	February 26, 2016	16,835 shares	February 27, 2017
	February 26, 2016	16,835 shares	February 27, 2018
	February 26, 2016	16,835 shares	February 27, 2019
Troy G. Furbay	May 15, 2014	6,345 shares	February 27, 2017
	May 15, 2014	6,346 shares	February 27, 2018
	February 27, 2015	4,892 shares	February 27, 2017
	February 27, 2015	4,891 shares	February 27, 2018
	February 26, 2016	7,950 shares	February 27, 2017
	February 26, 2016	7,950 shares	February 27, 2018
	February 26, 2016	7,950 shares	February 27, 2019
	February 26, 2016	11,223 shares	February 27, 2017
	February 26, 2016	11,223 shares	February 27, 2018
	February 26, 2016	11,223 shares	February 27, 2019
	February 26, 2016	11,224 shares	February 27, 2020
William J. Tennis	March 3, 2014	7,374 shares	February 27, 2017
	February 27, 2015	6,331 shares	February 27, 2017
	February 27, 2015	6,330 shares	February 27, 2018
	February 26, 2016	10,288 shares	February 27, 2017
	February 26, 2016	10,288 shares	February 27, 2018
	February 26, 2016	10,288 shares	February 27, 2019

Option Exercises and Stock Vested for the year ended December 31, 2016

Name	Number of Shares Acquired on Exercise of Stock Appreciation Rights	Value Realized on Exercise of Stock Appreciation Rights	Number of Shares Acquired on Vesting of Restricted Stock Awards	Number of Shares Acquired on Vesting of PSUs(2)	Value Realized on Vesting
Mark W. Brugger	—	$—	107,886	125,022	$2,072,881
Sean M. Mahoney	—	$—	35,771	41,674	$689,261
Robert D. Tanenbaum	—	$—	30,465	21,330	$460,976
Troy G. Furbay	—	$—	11,237	—	$100,009
William J. Tennis	—	$—	23,802	28,651	$466,832

(1)	The number of shares acquired and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings.

(2)	The number of shares issued upon the vesting of the PSUs granted in 2013 represented 89.5% of the target amount of the award.

Nonqualified Deferred Compensation Plan
In 2014, our Board of Directors approved the implementation of a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer up to 100% of their cash and equity compensation. We do not have a pension plan.
The following table shows the deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2016, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance under the deferred compensation plan as of December 31, 2016.

Name	Type of Compensation	Executive Contributions in 2016(1)	Company Contributions in 2016	Aggregate Earnings in 2016	Aggregate Withdrawals/Distributions	Aggregate Balance at 12/31/2016
Mark W. Brugger	Cash	$50,000	$—	$23,464	$—	$215,408
	Equity	$1,394,408	$—	$412,055	$—	$1,806,463
Sean M. Mahoney	Cash	$—	$—	$—	$—	$—
	Equity	$463,094	$—	$136,846	$—	$599,940
Robert D. Tanenbaum	Cash	$—	$—	$—	$—	$—
	Equity	$258,951	$—	$76,560	$—	$335,511
Troy G. Furbay	Cash	$139,499	$—	$27,862	$—	$263,457
	Equity	$43,539	$—	$12,866	$—	$56,405
William J. Tennis	Cash	$100,000	$—	$20,001	$—	$250,797
	Equity	$311,340	$—	$92,002	$—	$403,342

(1)
Reflects the deferral of base salary, annual cash incentive compensation and/or long-term equity incentive compensation received in 2016 under the deferred compensation plan. Such amounts are reflected in the Summary Compensation Table.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the participant's termination of employment prior to retirement, death or in a lump sum or annual installments for a period of up to ten years (as previously selected by the participant) upon the participant's retirement. Payments will generally start or be made in January following the year of termination or retirement. Participants may also, at the time of deferral, elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred.
Severance Agreements
Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under his severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to each of the other executive officers, the sum of (x) his then current base salary and (y) his target bonus under our annual cash incentive compensation program.
In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) in the cases of death or disability, the immediate vesting of any unvested portion of any restricted stock or PSU award previously issued to the executive. If we terminate the executive's employment without cause or such executive resigns with good reason, the executive can retain his PSUs, but he will not receive any shares until the end of the performance period and the number of shares issued will equal the target amount. Upon a change in control, regardless of whether there has been a termination of employment, the Company will determine the number of PSUs earned based on the performance as of the date immediately prior to the change in control, but such awards may remain subject to service vesting for the remainder of the performance period, which vesting will be accelerated if there is a subsequent involuntary termination.

In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock awards and PSUs, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.
For the agreements entered into prior to 2009, which include the agreements for Messrs. Brugger and Mahoney, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under Section 280G of the Code, the executives, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on the executive under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount that does not trigger excise taxes. Under the agreements for Messrs. Tennis, Healy and Furbay, no excise tax gross-up protection is provided.
The following table sets forth a summary of our payment obligations pursuant to the severance agreements:

	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated without Cause or Resigned with Good Reason(1)(2)	Retirement (3)
Pro-rated cash incentive plan compensation at target	No	Yes	Yes	Yes
Cash severance	No	No	Yes	No
Continued medical and dental benefits	No	Yes	Yes	No
Continued vesting of restricted stock	No	No	No	Yes
Immediate vesting of restricted stock	No	Yes	Yes	No
Continued vesting of PSUs	No	No	Yes	Yes
Immediate vesting of PSUs	No	Yes	No	No
Modified tax-gross up	N.A.	N.A.	(4)	N.A

(1)
“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(2)
“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.

(3)	“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion.

(4)
Messrs. Brugger and Mahoney are eligible to receive a modified excise tax gross-up, which is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. Messrs. Tennis, Healy and Furbay are not entitled to receive an excise tax gross up.

Cost of Termination under Severance Agreements
The following chart sets forth the cost that we would have incurred if each of our executive officers were terminated as of December 31, 2016 under the terms of our severance agreements:

	Cash Severance	Prorated Target Bonus for Year of Termination	Continued Medical and Dental Benefits(1)	Value of Unvested Shares(2)	Value of Unvested PSUs(3)	Cost of Excise Tax Gross Up(4)	Total Cost of Termination
Terminated For Cause or Resigned without Good Reason
Mark W. Brugger	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Sean M. Mahoney	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Troy G. Furbay	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
William J. Tennis	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
							$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Mark W. Brugger	$5,049,000	$918,000	$36,880	$3,066,128	$3,765,260	n.a.	$12,835,268
Sean M. Mahoney	$1,526,400	$339,200	$36,880	$1,005,966	$1,232,269	n.a.	$4,140,715
Troy G. Furbay	$1,490,400	$331,200	$34,060	$1,112,480	$581,908	n.a.	$3,550,048
William J. Tennis	$1,339,200	$297,600	$34,060	$625,356	$753,036	n.a.	$3,049,252
							$23,575,283
Terminated without Cause or Resigned with Good Reason (following a change of control)
Mark W. Brugger	$5,049,000	$918,000	$36,880	$3,066,128	$3,765,260	$—	$12,835,268
Sean M. Mahoney	$1,526,400	$339,200	$36,880	$1,005,966	$1,232,269	$—	$4,140,715
Troy G. Furbay (5)	$742,034	$331,200	$34,060	$1,112,480	$581,908	n.a.	$2,801,682
William J. Tennis	$1,339,200	$297,600	$34,060	$625,356	$753,036	n.a.	$3,049,252
							$22,826,917
Death or Disability
Mark W. Brugger	$—	$918,000	$36,880	$3,066,128	$3,765,260	n.a.	$7,786,268
Sean M. Mahoney	$—	$339,200	$36,880	$1,005,966	$1,232,269	n.a.	$2,614,315
Troy G. Furbay	$—	$331,200	$34,060	$1,112,480	$581,908	n.a.	$2,059,648
William J. Tennis	$—	$297,600	$34,060	$625,356	$753,036	n.a.	$1,710,052
							$14,170,283
Retirement
Mark W. Brugger	$—	$918,000	$—	$3,066,128	$3,765,260	n.a.	$7,749,388
Sean M. Mahoney	$—	$339,200	$—	$1,005,966	$1,232,269	n.a.	$2,577,435
Troy G. Furbay	$—	$331,200	$—	$1,112,480	$581,908	n.a.	$2,025,588
William J. Tennis	$—	$297,600	$—	$625,356	$753,036	n.a.	$1,675,992
							$14,028,403

(1)
The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2016. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.

(2)
Represents the value of the unvested shares as of December 31, 2016 calculated using $11.53 per share, the closing price of our common stock on December 30, 2016, and unvested cash dividends on those shares.

(3)
For valuation purposes, we have assumed the December 30, 2016 stock price of $11.53, the 2014 PSU awards would be earned at 0% of target, the 2015 PSU awards would be earned at 80.3% of target and the 2016 PSU awards would be earned at 136.0% of target. However, except in the case of a change in control, PSUs will not be earned and converted into shares of common stock until the end of the performance period.

(4)
The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2016, (ii) all the named executive officers are terminated on December 31, 2016 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2016 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2016.

(5)	The amount of severance benefits payable to Mr. Furbay is subject to the excise tax, therefore his cash severance has been reduced by $748,366 so that the payment does not trigger the excise tax.

The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS
KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2016 and 2015. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2016 and 2015 were as follows:

	2016	2015
Audit Fees
Recurring audit(1)	$814,000	$701,320
Comfort letters, consents and assistance with documents filed with the SEC	33,000	120,103
Subtotal	847,000	821,423
Tax Fees	—	—
All Other Fees	—	—
Total	$847,000	$821,423

(1)
2016 amount includes $768,000 of recurring audit and quarterly review fees, $17,000 of fees for audits required by others and $29,000 of fees related to dispositions during the year. 2015 amount includes $629,320 of recurring audit and quarterly review fees, $34,000 of fees for audits required by lenders and others and $38,000 of additional fees related to acquisitions during the year.

Auditor Fees Policy
Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2016 and 2015. We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG LLP during the audit of our financial statements.
Policy for Hiring Members of our Audit Engagement Team
Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
We have engaged PWC LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for professional services rendered by PWC LLP for the years ended December 31, 2016 and 2015 were as follows:

	2016	2015

Internal audit	$576,110	$410,000
Other fees	—	—
Total	$576,110	$410,000
Our Audit Committee approved all audit and non-audit services provided to us by PWC LLP during 2016 and 2015.

AUDIT COMMITTEE REPORT
The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2016. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2016 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2016 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:

1.	have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2016;

2.
have discussed with representatives of KPMG LLP the matters required to be discussed with them under the provisions of PCAOB Auditing Standard No. 1301 (Communication with Audit Committees), as modified or supplemented; and

3.
have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from the Company and management.

In reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee:

Bruce D. Wardinski, Chairperson
Daniel J. Altobello
Timothy Chi
Maureen L. McAvey
Gilbert T. Ray
William J. Shaw

PRINCIPAL AND MANAGEMENT STOCKHOLDERS
The table below shows the amount of our common stock beneficially owned as of March 3, 2017 by (i) each director and nominee for director, (ii) our named executive officers, (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 3, 2017, including any shares which could be purchased by the exercise of options at or within 60 days after March 3, 2017.
Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors and executive officers have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.
Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Name of Beneficial Owner	Beneficial Ownership Number of Shares		Percent (1)
Directors and named executive officers:
William W. McCarten	330,653	(2)	*
Mark W. Brugger	1,042,277	(3)	*
Daniel J. Altobello	77,639		*
Timothy Chi	15,461		*
Maureen L. McAvey	42,035	(4)	*
Gilbert T. Ray	11,268	(5)	*
William J. Shaw	4,731		*
Bruce D. Wardinski	30,875		*
Sean M. Mahoney	386,539	(6)	*
Troy G. Furbay	109,763	(7)	*
William J. Tennis	186,372	(8)	*
Directors and named executive officers as a group (11 persons)	2,237,613		1.1%
5% Holders:
The Vanguard Group, Inc.(9)	32,277,352		16.1%
BlackRock Inc.(10)	29,043,092		14.5%
FMR, LLC(11)	20,879,901		10.4%
Invesco Ltd.(12)	17,495,405		8.7%
Vanguard Specialized Funds - Vanguard REIT Index Fund(13)	15,247,309		7.6%
* Represents less than 1% of the number of shares of common stock outstanding as of March 3, 2017.

(1)
Calculated using 200,887,519 shares of common stock outstanding as of March 3, 2017, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.

(2)	In accordance with the SEC rules, this does not include 6,371 deferred stock units granted to Mr. McCarten.

(3)
Mr. Brugger’s shares include (i) 257,302 shares of unvested restricted stock granted to him under our Incentive Plan, as amended (the “Incentive Plan”) and (ii) 784,975 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 239,768 deferred stock units or 418,198 unvested PSUs granted to Mr. Brugger.

(4)	In accordance with the SEC rules, this does not include 36,358 deferred stock units granted to Ms. McAvey.

(5)	In accordance with the SEC rules, this does not include 52,192 deferred stock units granted to Mr. Ray.

(6)
Mr. Mahoney’s shares include (i) 95,368 shares of unvested restricted stock granted to him under our Incentive Plan, (ii) 270,401 shares of our common stock owned by him and (iii) 20,770 Stock Appreciation Rights issued on March 4, 2008. In accordance with the SEC rules, this does not include 79,227 deferred stock units or 148,185 unvested PSUs granted to Mr. Mahoney.

(7)
Mr. Furbay's shares include (i) 97,637 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 12,126 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 28,957 deferred stock units or 82,742 unvested PSUs granted to Mr. Furbay.

(8)
Mr. Tennis’ shares include (i) 51,460 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 134,912 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 51,601 deferred stock units or 83,637 unvested PSUs granted to Mr. Tennis.

(9)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 9, 2017. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(10)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 12, 2017. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)
Based solely on information contained in a Schedule 13G/A filed by FMR, LLC, on behalf of itself and certain of its affiliates, with the SEC on January 10, 2017. The address of FMR, LLC is 245 Summer Street, Boston, MA 02210.

(12)
Based solely on information contained in a Schedule 13G/A filed by Invesco Ltd., on behalf of itself and certain of its affiliates, with the SEC on February 7, 2017. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(13)
Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds - Vanguard REIT Index Fund, on behalf of itself and certain of its affiliates, with the SEC on February 13, 2017. The address of Vanguard Specialized Funds - Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

Related Party Transactions
There were no related party transactions during 2016. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters — Other Corporate Governance Matters  — Conflicts of Interest” elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation
During 2016, our Compensation Committee consisted of Messrs. Altobello, Chi, Ray, Shaw and Wardinski and Ms. McAvey. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2016 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Our officers and directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis.

OTHER MATTERS
Expenses of Solicitation
We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.
Stockholder Proposals for Inclusion in Proxy Statement for 2016 Annual Meeting of Stockholders
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2018 annual meeting must be received by us no later than the close of business on November 24, 2017. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, Attention: Corporate Secretary.
Other Stockholder Proposals
Our Fourth Amended and Restated Bylaws, or Bylaws, provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 150 days and not later than 120 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced. Accordingly, such notice must be received in writing at our principal executive office not earlier than October 25, 2017 nor later than November 24, 2017, unless our 2018 annual meeting of stockholders is scheduled to take place before April 2, 2018 or after June 1, 2018. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Stockholder Nominations of Directors
Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in the Bylaws.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 1, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 William W. McCarten	☐	☐	☐
02 Daniel J. Altobello	☐	☐	☐
03 Timothy R. Chi	☐	☐	☐
04 Maureen L. McAvey	☐	☐	☐
05 Gilbert T. Ray	☐	☐	☐
06 William J. Shaw	☐	☐	☐
07 Bruce D. Wardinski	☐	☐	☐
08 Mark W. Brugger	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To approve, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To ratify the appointment of KPMG LLP as the independent auditors for DiamondRock Hospitality Company for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/Form 10-K is/are available at www.proxyvote.com

DIAMONDROCK HOSPITALITY COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 2, 2017

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated March 24, 2017, and hereby appoints William J. Tennis and Sean M. Mahoney, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution in each of them, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland on Tuesday, May 2, 2017 at 10:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR ALL OTHER PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

Continued and to be signed on reverse side

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